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                                                                    EXHIBIT 23.5
[LETTERHEAD OF STADTLER, ROSENBLUM & SARIS APPEARS HERE]


                     CONSENT OF STADLER, ROSENBLUM & SARIS

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the inclusion of our reports dated March 1, 1996 and December 15, 1995 (relating to the financial statement of Goldfarb-Wasson Associates, Inc. & GW Temporaries, Inc. dba GW Consulting as of December 31, 1995 and for the nine months in the period ended December 31, 1995 and March 31, 1995 and 1994 and for each of the two years in the period ended March 31, 1995), included in the Current Report on Form 8-K of AccuStaff Incorporated dated January 2, 1996 in the Registration Statement and related Prospectus of AccuStaff Incorporated on Form S-8.

/s/ Stadler, Rosenblum & Saris
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Stadler, Rosenblum & Saris
October 31, 1996